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                                                                    Exhibit 99.1


CORPORATE PRESS RELEASE


                                                                          [LOGO]
                                                                   CHARLES RIVER
                                                                    LABORATORIES

Dennis R. Shaughnessy
Marcia Gookin
Investor Relations
978-658-6000 Ext. 1329
www.criver.com


            CHARLES RIVER ACQUIRES PATHOLOGY ASSOCIATES INTERNATIONAL

         WILMINGTON, MA.; JANUARY 8, 2001: Charles River Laboratories International, Inc. (NYSE:CRL), through its wholly-owned subsidiary Charles River Laboratories, Inc., today announced the completion of the acquisition of Pathology Associates International Corporation (PAI). PAI, headquartered in Frederick, Maryland, is a leading provider of contract toxicologic pathology, with estimated 2000 revenues of $33 million. The acquisition is expected to be neutral to Charles River's earnings in 2001, and accretive thereafter.

         The signing of a definitive purchase agreement to acquire PAI was announced by Charles River on December 21, 2000. The Hart-Scott-Rodino Act waiting period expired as of December 22, 2000.

         The purchase price paid by Charles River for PAI was $37 million, including $25 million in cash (a portion of which was financed with bank credit) and a $12 million convertible note. The five-year term note carries a 2% interest rate, and is convertible under certain conditions into shares of CRL at $23.38 per share. PAI will make up to $3 million in retention and incentive payments to a broad group of employees, over a three-year period. PAI has no outstanding debt.

         PAI is a strong strategic fit with Charles River's rapidly growing biomedical products and services segment. The two companies share a customer base, and utilize complementary technologies to provide a broad range of pre-clinical outsourcing services. Pathology services are a critical component of drug discovery and development of human therapeutics, and the market for outsourced contract pathology services is strong and growing. Large pharmaceutical companies, established biotech companies, emerging biotech and genomics companies, and government institutions such as the NIH, are all customers for these technology-based research support services. Pathology analysis and evaluation in animal research models such as mice allows a researcher to determine the safety and efficacy of potential new drug candidates, medical devices, and other biomedical products and services. There is also an emerging market for pathology services to support genomics research initiatives, where there has been a proliferation of genetically altered or "transgenic" mice being used to identify innovative therapeutic targets and improve accuracy of lead drug selection. This acquisition complements Charles River's rapidly growing transgenic services business.

         PAI has nearly two decades of experience and more than 400 employees, including over 40 pathologists and doctoral level professionals. The Company is organized into three divisions, including a core pathology business, a government contract site management operation and an FDA regulatory consulting group.


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         Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. The Company operates 53 facilities in 15 countries worldwide.

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         This document may contain "forward looking statements." Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward looking statements, including the failure to satisfy the conditions necessary for the closing of the transaction, the failure to recognize expected synergies and revenue growth, contaminations, industry trends, new displacement technologies, outsourcing trends, USDA and FDA regulation, changes in law, acquisition integration risks, special interests groups, continued availability of products and supplies, personnel and control, and others that are described in the Risk Factors contained in Company's Registration Statement of Form S-1, as filed on June 23, 2000, and as may be updated from time to time in the Company's periodic SEC filings. The Company disclaims an intent or obligation to update forward looking statements, and otherwise claims the "safe harbor" protections for forward looking statements afforded under The Private Securities Litigation Reform Act of 1995.

         Charles River Laboratories International, Inc. is listed on the New York Stock Exchange under the symbol CRL. The Company's listing application contains additional information, available to the public on request, upon which the NYSE relied in authorized the listing.